®                                News Release

Cory T. Walker

April 15, 2013                                                                      Chief Financial Officer

                                                                                                (386) 239-7250

BROWN & BROWN, INC. ANNOUNCES RECORD QUARTERLY

NET INCOME OF $60.1 MILLION

(Daytona Beach and Tampa, Florida) . . . Brown & Brown, Inc. (NYSE:BRO) today announced its preliminary, unaudited financial results for the first quarter of 2013.

Net income for the first quarter of 2013 was $60,131,000, or $0.41 per share, compared with $49,433,000, or $0.34 per share for the same quarter of 2012, an increase of 21.6%. Total revenue for the first quarter was $335,012,000, compared with 2012 first-quarter revenue of $302,486,000, an increase of 10.8%.

J. Powell Brown, President and Chief Executive Officer of the Company, noted, “We are pleased to have surpassed a milestone of $60 million of quarterly net income, and to have achieved a quarterly internal growth rate of our core commissions and fees revenue of 10.2%.”

Brown & Brown, Inc., through its subsidiaries, offers a broad range of insurance and reinsurance products and services. Additionally, certain Brown & Brown subsidiaries offer a variety of risk management, third-party administration, and other services. Serving business, public entity, individual, trade and professional association clients nationwide, the Company is ranked by Business Insurance magazine as the United States’ sixth largest independent insurance intermediary. The Company’s Web address is www.bbinsurance.com.

This press release may contain certain statements relating to future results which are forward-looking statements, including those relating to the Company's anticipated financial results for the first quarter of 2013. These statements are not historical facts, but instead represent only the Company’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results, financial condition and achievements may differ, possibly materially, from the anticipated results, financial condition and achievements contemplated by these forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's determination as it finalizes its financial results for the first quarter of 2013 that its financial results differ from the current preliminary unaudited numbers set forth herein, other factors that the Company may not have currently identified or quantified, and other risks, relevant factors and uncertainties identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and the Company’s other filings with the Securities and Exchange Commission. All forward-looking statements made herein are made only as of the date of this release, and the Company does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter becomes aware.

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Brown & Brown, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31,
	2013	2012
REVENUES
Commissions and fees	$333,793	$296,533
Investment income	186	135
Other income, net	1,033	5,818
Total revenues	335,012	302,486

EXPENSES
Employee compensation and benefits	159,498	149,596
Non-cash stock-based compensation	3,850	3,747
Other operating expenses	46,339	43,400
Amortization	16,161	15,613
Depreciation	4,167	3,641
Interest	3,984	4,087
Change in estimated acquisition earn-out payables	1,522	(388)
Total expenses	235,521	219,696

Income before income taxes	99,491	82,790

Income taxes	39,360	33,357

Net income	$ 60,131	$ 49,433

Net income per share:
Basic	$0.42	$0.34
Diluted	$0.41	$0.34

Weighted average number of shares outstanding:
Basic	140,796	139,001
Diluted	142,947	141,500

Dividends declared per share	$0.090	$0.0850

Brown & Brown, Inc.

INTERNAL GROWTH SCHEDULE

Core Organic Commissions and Fees(1)

Three Months Ended March 31, 2013

(in thousands)

(unaudited)

	Quarter Ended 03/31/13	Quarter Ended 03/31/12	Total Net Change	Total Net Growth %	Less Acquisition Revenues	Internal Net Growth $	Internal Net Growth %

Retail(2)	$158,950	$149,971	$8,979	6.0%	$7,830	$1,149	0.8%

National Programs	61,706	53,630	8,076	15.1%	1,483	6,593	12.3%

Wholesale Brokerage	43,271	38,366	4,905	12.8%	1,547	3,358	8.8%

Services	42,605	25,762	16,843	65.4%	657	16,186	62.8%

Total Core Commissions and Fees (1)	$306,532	$267,729	$38,803	14.5%	$11,517	$27,286	10.2%

Reconciliation of Internal Growth Schedule

to Total Commissions and Fees

Included in the Consolidated Statements of Income

For the Three Months Ended March 31, 2013 and 2012

(in thousands)

(unaudited)

	Quarter Ended 03/31/13	Quarter Ended 03/31/12
Total core commissions and fees(1)	$306,532	$267,729
Profit-sharing contingent commissions	25,039	24,221
Guaranteed supplemental commissions	2,222	2,592
Divested business	-	1,991

Total commissions & fees	$333,793	$296,533

(1) Total core commissions and fees are our total commissions and fees less (i) profit-sharing contingent commissions (revenues derived from special revenue-sharing commissions from insurance companies based upon the volume and the growth and/or profitability of the business placed with such companies during the prior year), (ii) guaranteed supplemental commissions (GSC) (revenues derived from special revenue-sharing commissions from insurance companies based solely upon the volume of the business placed with such companies during the current year),and (iii) divested business (commissions and fees generated from offices, books of business or niches sold by the Company or terminated).

(2) The Retail segment includes commissions and fees reported in the “Other” column of the Segment Information, which includes corporate and consolidation items.

Brown & Brown, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$ 340,206	$ 219,821
Restricted cash and investments	186,768	164,564
Short-term investments	7,228	8,183
Premiums, commissions and fees receivable	303,882	302,725
Deferred income taxes	16,041	24,408
Other current assets	27,488	39,811
Total current assets	881,613	759,512

Fixed assets, net	73,067	74,337
Goodwill	1,709,279	1,711,514
Amortizable intangible assets, net	550,689	566,538
Other assets	15,712	16,157
Total assets	$3,230,360	$3,128,058

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Premiums payable to insurance companies	$ 443,290	$ 406,704
Premium deposits and credits due customers	25,343	32,867
Accounts payable	63,303	48,524
Accrued expenses and other liabilities	85,285	79,593
Current portion of long-term debt	93	93
Total current liabilities	617,314	567,781

Long-term debt	450,000	450,000

Deferred income taxes, net	244,883	237,630

Other liabilities	58,907	65,314

Shareholders’ equity:
Common stock, par value $0.10 per share; authorized 280,000 shares; issued and outstanding 143,990 at 2013 and 143,878 at 2012	14,399	14,388
Additional paid-in capital	340,606	335,872
Retained earnings	1,504,251	1,457,073
Total shareholders’ equity	1,859,256	1,807,333

Total liabilities and shareholders’ equity	$3,230,360	$3,128,058